UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 26, 2007 (July 20, 2007)

CHINA MINERALS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China 451271
(Address of Principal Executive Offices)

(86) 371-64059818
Registrant’s Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 20, 2007, Henan Gengsheng Refractories ("Refractories"), the Chinese operating subsidiary of China Minerals Technologies, Inc. (the "Company") entered into a short term loan agreement (the "Loan Agreement") with Shanghai Pudong Development Bank, Zhengzhou Wenhua Road Branch (the "Bank"). Pursuant to the Loan Agreement, the Bank loaned Refractories RMB 10,000,000 (approximately $1,320,000) (the "Loan") at an interest rate of 6.57% per annum on all outstanding principal. Refractories is obligated under the Loan Agreement to repay the Loan and all accrued interest in full on July 19, 2008.

Under the terms of the Loan Agreement, if the Loan is not paid in full on the maturity date, the interest rate will be increased to a default rate of 8.54% per annum.  Furthermore, if the Loan is used for any other purpose than to fund short-term capital turnover costs, the Bank will have the right to increase the interest rate to 13.14% per annum.  The Company currently plans to use the Loan to fund short-term capital turnover costs.

The Loan is unsecured, however, Zhengzhou Jinyuan Noodles Co., Ltd., delivered a third-party Guaranty to the Bank on behalf of the Company as security for the Loan.

A copy of the Loan Agreement (translated into English) is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03(a)     Creation of a Direct Financial Obligation

On July 20, 2007, the Company incurred a direct financial obligation of RMB10,000,000 (approximately $1,320,000), through the entry of its subsidiary, Refractories, into a Loan Agreement with Shanghai Pudong Development Bank, Zhengzhou Wenhua Road Branch. For details regarding terms of payment and material terms of this direct financial obligation, see Item 1.01 of this Current Report.

Item 9.01          Financial Statements and Exhibits

(d)              Exhibits

Exhibit Number	Exhibit Description

10.1	English Translation of Short Term Loan Contract, dated July 20, 2007, between Henan Gengsheng Refractories and Shanghai Pudong Development Bank, Zhengzhou Wenhua Road Branch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MINERALS TECHNOLOGIES, INC.
Date: July 26, 2007	/s/ Shunqing Zhang
Chief Executive Officer China Minerals Technologies, Inc

Exhibit Index

Exhibit Number	Exhibit Description

10.1	English Translation of Short Term Loan Contract, dated July 20, 2007, between Henan Gengsheng Refractories and Shanghai Pudong Development Bank, Zhengzhou Wenhua Road Branch.